                    As filed with the Securities and Exchange Commission on October 6, 1995
                                                  Registration No. 33-72500

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 ---------------

                                POST - EFFECTIVE
                              --------------------


                                 AMENDMENT NO. 3

                                   ON FORM S-3
                                   -----------

                                       to

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ADVANCED MATERIALS GROUP, INC.
                 (Name of Small Business Issuer in its Charter)

                                     NEVADA
                                ----------------
                            (State of  Incorporation)

                                   33-0215295
                                   ----------
                             (IRS Employer I.D. No.)

          20211 South Susana Road, Rancho Dominguez, California  90221
                                 (310) 537-5444
     (Address and Telephone Number of Principal Executive Office and Principal Place of Business)



     --------------------------------------------------------------------
     Steve F. Scott                                              Copy to:
     President and Chief Executive Officer        Leonard J. McGill, Esq.
     Advanced Materials Group, Inc.            Jones, Day, Reavis & Pogue
     20211 South Susana Road                  2603 Main Street, Suite 900
     Rancho Dominguez, California  90221        Irvine, California  92714
     (310) 537-5444                                        (714) 553-7530
     (Name, Address and Telephone
     Number of Agent for Service)
     --------------------------------------------------------------------


Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                                  ---------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:/X/

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
----------
                         ADVANCED MATERIALS GROUP, INC.


                                8,028,054 Shares
                                       of
                                  COMMON STOCK
                                ($.001 par value)



     The shares of Common Stock of Advanced Materials Group, Inc. ("AMG" or the "Company") offered hereby (the "Shares") will be sold from time to time by the stockholders described herein (the "Selling Stockholders") in transactions in the national over-the-counter market or otherwise at prices prevailing at the time of sale. The Company will not receive any of the proceeds from the sale of the Shares. The expenses incurred in registering the Shares are being paid by the Company.


     The Shares offered hereby have been or upon the exercise of outstanding options and warrants will be acquired by the Selling Stockholders from the Company in private transactions and are or will be "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Stockholders to the public without restriction. To the knowledge of the Company, the Selling Stockholders have made no arrangements with any brokerage firm for the sale of the Shares. The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

     Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.


     The Common Stock of the Company is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), under the NASDAQ symbol "ADMG". The bid and asked prices for the Common Stock on September 15, 1995, as reported on NASDAQ were $.5312 and $.6562 per share, respectively. To date, the volume of trading in the Common Stock has been limited and, therefore, the market prices for the Common Stock may not accurately reflect the value of the Company.


     THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."


     THE NUMBER OF SHARES REGISTERED FOR SALE HEREUNDER, INCLUDING SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS AND WARRANTS HELD BY THE SELLING STOCKHOLDERS AS OF SEPTEMBER 15, 1995, REPRESENTS APPROXIMATELY 72.8% OF THE TOTAL NUMBER OF SHARES OUTSTANDING OR ISSUABLE UPON THE EXERCISE OF ALL OPTIONS AND WARRANTS OR UPON CONVERSION OF DEBENTURES HELD BY THE SELLING STOCKHOLDERS AS OF SEPTEMBER 15, 1995, AND INCLUDES ALL OF THE SHARES OWNED OR ISSUABLE UPON THE EXERCISE OF OPTIONS HELD BY THE OFFICERS AND DIRECTORS OF THE COMPANY AS OF SEPTEMBER 15, 1995. THE NUMBER OF SHARES OWNED OR ISSUABLE UPON THE EXERCISE OF OPTIONS HELD BY THE OFFICERS AND DIRECTORS OF THE COMPANY AND REGISTERED FOR SALE HEREUNDER REPRESENTS APPROXIMATELY 4% OF THE TOTAL NUMBER OF SHARES OUTSTANDING OR ISSUABLE UPON EXERCISE OF OPTIONS AND WARRANTS OR UPON CONVERSION OF DEBENTURES AS OF SEPTEMBER 15, 1995. SEE "RISK FACTORS" AND "SELLING STOCKHOLDERS."


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is October __, 1995.

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended November 30, 1994;

     (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended February 28,1995 and May 31, 1995; and

     (c) The description of the Company's Common Stock contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Steve F. Scott, President, Chief Executive Officer and Secretary, Advanced Materials Group, Inc., 20211 South Susana Road, Rancho Dominguez, California 90221 (Telephone (310) 537-5444).

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SHARES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   THE COMPANY

     The Company, through its subsidiaries and division, develops, manufactures and markets a wide variety of industrial products. The Company's principal subsidiary, Advanced Materials, Inc. (formerly known as Wilshire Advanced Materials, Inc.) ("AM"), is a forty year old business that converts specialty materials including foams, foils, films and adhesive composites into components and finished products such as printer inking felts, disk drive gaskets, automobile air conditioning insulators, water and dust seals, surgical pads and applicators for the medical, electronics, automotive and consumer products markets. The Company's Condor Utility Products, Inc. ("Condor") subsidiary produces specialized systems for mixing and dispensing multi-component chemicals which, when combined, form sealants which are sold to end-users, chemical manufacturers and repackagers for use in the telecommunications and power utility industries. The Company's Performance Polymer Division plans to manufacture and market a hydrophilic polymer developed by Innovative Technologies, Ltd. ("IT"). In 1993 the Company purchased a 25.1% equity interest (since reduced by dilution to approximately 12.3% and converted into a like interest in Innovative Technologies Group plc ("IT Group")) in IT and obtained an exclusive worldwide license to manufacture and sell the polymer as a waterproof/breathable fabric coating for products such as rain gear, sports apparel, tents and medical and clean room garments.

     The Company, which was formerly known as Far West Ventures, Inc., was incorporated in Nevada in October, 1986. After acquiring an equity interest in a computer training company and subsequently distributing such interest to its stockholders as a dividend in January 1990, the Company became inactive. The Company remained inactive until April, 1993, when it acquired AM. AM had previously been formed as a California corporation in August, 1992 for the purpose of acquiring the assets of the industrial foam products division of Wilshire Technologies, Inc. ("WTI"). The assets acquired by AM constituted a portion of the business and assets previously acquired by WTI from Wilshire Foam Products, Inc. in November, 1990.

     The Company's principal executive offices are located at 20211 S. Susana Road, Rancho Dominguez, California 90221, and its telephone number is
(310) 537-5444.


                                  RISK FACTORS

THE SECURITIES THAT ARE OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS SET FORTH BELOW. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING IN MAKING AN INVESTMENT DECISION.

LOSSES FROM OPERATIONS; ACCUMULATED DEFICIT

     The Company incurred net losses of $4,171,000, $2,169,000 and $2,756,000 in fiscal 1992, fiscal 1993 and fiscal 1994, respectively. These losses have been funded by borrowings and by the sale of the Company's securities in private placements. In addition, the Company had an accumulated deficit at November 30, 1994, of $4,925,000, up from $2,169,000 as at November 30, 1993, the increase attributable to the net loss of $2,756,000 for the fiscal year ended
November 30, 1994. There is no assurance that the Company's operations will be profitable in the future. If additional losses are sustained, or profits are not generated in an amount sufficient to diminish the accumulated deficit, the accumulated deficit will continue to negatively affect the value of stockholders' equity and, accordingly, the value of each share of Common Stock. In addition, losses from operations and the accumulated deficit will continue to impair the Company's ability to raise additional financing, including debt financing.

ADDITIONAL CAPITAL REQUIREMENTS

     The Company will require additional capital to satisfy its long-term obligations and to support future growth. Any additional equity financing may be dilative to stockholders, and debt financing may impose substantial restrictions on the Company's ability to operate and raise additional funds. There can be no assurance that additional capital will be available or that, if available, such capital will be on satisfactory terms.

RISKS OF BORROWING; RISK OF INABILITY TO SERVICE DEBT IN EVENT OF FLUCTUATIONS IN INTEREST RATES OR INSUFFICIENT CASH FLOW


     AM has established revolving lines of credit with a commercial lender of up to $2.0 million, secured with either a first or second priority by substantially all of the assets of AM. The current twelve month term of the agreement expires May 1, 1996 with provisions for additional twelve month terms as agreed between AM and the lender. The line of credit provides for interest at the prime rate plus 4% plus a monthly administrative fee of .25%. Borrowings under the line of credit are limited to a percentage of eligible receivables and inventory with a limit of approximately $1,407,000 as of July 31, 1995. As of July 31, 1995, the amount outstanding under the line of credit was $1,141,000.

     The Company established a line of credit of up to $700,000 with Dominion Capital, Inc. ("Dominion"), an affiliate of the Company. The line of credit provides for the payment of interest only on a quarterly basis at the rate of 1% in excess of the prime rate. The line of credit is secured by 800,000 shares of stock in IT. The current term of the line of credit expires January 13, 1996. In relation to the line of credit, the Company issued a warrant to Dominion exercisable for 35,000 shares at an exercise price of $.90 expiring on September 30, 1999. As of July 31, 1995 the amount owed under the credit line was $450,000. As of June 30, 1995, Dominion contributed the line of credit and the warrants to a limited liability company in exchange for a membership interest in that company. See "Risk Factors: Related Party Transactions."

     The Company also owes $1,750,000 to Wilshire Technologies, Inc., an affiliate (see "Risk Factors: Related Party Transactions," below), and $535,000 to the holders of 7-1/2% convertible debentures issued in the first half of 1994. Upward fluctuations in interest rates and continuing losses from operations, among other factors, could impair AM's and the Company's ability to repay borrowings and meet interest charges. If the Company is unable to generate sufficient cash flow from operations in the future, it may be unable to pay principal or interest on its borrowings when due and may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. The indebtedness of the Company may also limit the Company's ability to respond to changing business and economic conditions, insofar as it may affect the financial condition and financing requirements of the Company.

SUBSTANTIAL NUMBER OF SHARES REGISTERED FOR SALE; CHANGE IN CONTROL

     The number of shares registered for sale hereunder, including shares issuable upon the exercise of options and warrants held by the Selling Stockholders as of September 15, 1995, represents approximately 72.8% of the total number of shares outstanding or issuable upon the exercise of all options and warrants held by the Selling Stockholders as of September 15, 1995. Sales of substantial amounts of the Company's Common Stock registered for sale hereunder, or even the potential for such sales, could have a negative effect on the market price of shares of the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its own equity securities.


     The sale of all or substantially all of the shares registered for sale hereunder could result in a change in control of the Company. A change in control of the Company could result in a change in the Company's management which, in turn, could result in a change in the Company's business plans and policies or other aspects of the Company's business. There can be no assurance that a new control person or group would continue to pursue the policies or business practices of existing management, and there can likewise be no assurance that such a change in control will not have a material adverse effect on the Company's financial condition or results of operations, or on the value of the Common Stock, or on the ability of the Company to attract additional financing.

PROCEEDS TO BENEFIT OFFICERS AND DIRECTORS


     The Company's officers and directors have registered for sale hereby all of the shares of the Company's Common Stock owned or issuable upon the exercise of options held by them as of September 15, 1995. The Company will not receive any of the proceeds from the sale of their shares, but will receive payment upon exercise of the options. The sale by the Company's officers and directors of all or substantially all of the shares owned or issuable upon the exercise of options held by them could also have a negative effect on the market price of shares of the Company's Common Stock. In addition, as noted above, a change in control of the Company could result in a change in the Company's management which, in turn, could result in a change in the Company's business plans and policies or other aspects of the Company's business. There can be no assurance that a new control person or group would continue to pursue the policies or business practices of existing management, and there can likewise be no assurance that such a change in control will not have a material adverse affect on the Company's financial condition or results of operations, or on the value of the Common Stock, or on the ability of the Company to attract additional financing.

     The average of the bid and asked prices of the Common Stock as reported by NASDAQ on September 15, 1995, was $.5937. Of the 650,000 shares being registered for sale by officers and directors hereunder, 50,000 were acquired at a price of $1.50, 160,000 may be acquired by Steve F. Scott, the Company's President and Chief Executive Officer at an exercise price of $.30, and the remaining 440,000 may be acquired by such persons upon exercise of options at exercise prices ranging from $1.50 to $4.00.


RELATED PARTY TRANSACTIONS

     The Company's AM subsidiary was formed in August, 1992 for the purpose of acquiring the industrial foam products division of Wilshire Technologies, Inc. ("WTI"). AM acquired the industrial foam products division of WTI for aggregate consideration of approximately $5,971,000. As part of the purchase price, AM issued its secured subordinated promissory note to WTI in the amount of $1,000,000 and assumed approximately $3,971,000 of liabilities of WTI related to its industrial foam products division. Michael W. Crow was an officer, director and principal stockholder of both AM and WTI at the time of the acquisition.
The transaction was approved by the Board of Directors of WTI, two of the three members of which were independent, and a fairness opinion with respect to the transaction was received by WTI and AM from an independent firm. Since the acquisition, AM has been a supplier of foam fabricated products to WTI on terms which the Company's management believes are competitive with those WTI could obtain from unrelated suppliers.

     On November 23,1993, AM purchased from WTI certain assets of WTI's OEM Medical Products Division that had been used in connection with the private label manufacturing of products for medical accounts. The aggregate purchase price was $2,300,000, and AM further assumed liabilities on certain executory contracts in the approximate amount of $21,000. The consideration was paid in the form of a secured note in the principal amount of $1,550,000, payable 45 days after the closing, and the amendment and restatement of AM's secured subordinated promissory note to WTI to increase the principal amount thereof from $1,000,000 to $1,750,000. AM also agreed to purchase related finished goods, tools and drawings for an aggregate purchase price of $555,000 which represented the full retail value of such products. In addition, AM agreed to maintain separate records of sales relating to the acquired assets, and may have been required pursuant to the agreement to pay up to an additional $500,000 to WTI based on sales of such medical supply products in AM's first two fiscal quarters of 1994. However, no additional consideration was payable to WTI based on such sales. The purchase price was based on a percentage of WTI's projected sales in fiscal year 1994 derived from the assets sold to AM. Michael W. Crow was an officer, director and principal stockholder of both the Company and WTI at the time of the acquisition. The transaction was approved by the Board of Directors of the Company, two of the three members of which were disinterested, and a fairness opinion with respect to the transaction was received by WTI from an independent firm. On February 26, 1994, AM paid $575,000 of its $1,550,000 note to WTI and WTI extended the due date to March 31, 1994. On March 25, 1994, AM paid the balance of the note in full.


     Prior to March 28, 1994, Mr. Crow was President and Chairman of WTI and prior to July 5, 1994, Mr. Crow was Chairman of the Company. In addition,
Mr. Crow, to the Company's knowledge, is beneficial owner of no more than 7.42% of the outstanding shares of Common Stock of WTI (based on WTI's proxy statement filed with the Commission on August 12, 1994), and until March, 1994, beneficially owned 51% of the outstanding shares of Common Stock of the Company. To the best of the Company's knowledge, Mr. Crow presently is the beneficial owner of approximately 18.7% of the outstanding shares of Common Stock of the Company.

     On October 3, 1994, Dominion filed a Schedule 13D with the Securities and Exchange Commission disclosing that it owns 20.9% of WTI. Subsequently, on December 9, 1994, WTI announced that William J. Hopke, then Senior Vice President and Treasurer of Dominion, had been appointed as a director of WTI. Mr. Hopke is presently Chairman of the Company. Immediately prior to June 30, 1995, Dominion also owned approximately 32% of the Company's outstanding common stock. In a transaction reported on a Schedule 13D filed by Dominion and others dated June 30, 1995, Dominion contributed its ownership of such common stock, including warrants to acquire common stock of the Company and a line of credit, to a limited liability company, Trilon Dominion Partners, L.L.C (formerly known as Venture Capital Equities, L.L.C.) ("Trilon") in exchange for a non-voting Class B membership interest in Trilon. The
Operating Agreement for Trilon dated as of June 30, 1995, provides that Trilon may not sell the shares of the Company's common stock contributed by Dominion, without (except in certain limited circumstances) the consent of Dominion, for less than the fair market value of the stock at the time it was contributed to Trilon. Mr. Hopke is now Executive Vice President and Director of Trilon. In its Schedule 13D filing describing the transaction, Dominion stated that it may be considered to be an indirect beneficial owner of such shares of the Company's common stock, although it disclaims such beneficial ownership. In an amendment to its Schedule 13D filed August 9, 1995, with respect to its interest in WTI, Dominion disclosed that it had likewise contributed its interest in WTI, now representing 38.5% of the outstanding common stock of WTI, to Trilon.


     There has in the past existed, and there now exists, the potential for conflicts of interest in transactions between WTI and the Company. Accordingly, in all such transactions, the Company has attempted to ensure, by means of the approval of the independent directors and otherwise, that any such transactions were entered into on terms that were no less favorable than could have been obtained in transactions with unrelated third parties. Following the resignation of Mr. Crow as Chairman of the Company effective July 5,1994, and given that Mr. Crow is no longer the Company's largest single stockholder, and given that Mr. Crow is no longer an officer or director or the largest single stockholder of WTI, the Company believed that the potential for conflicts of interests had been eliminated.


     The acquisition by Dominion of additional shares in WTI, as announced in the Schedule 13D filed October 3,1994, and the appointment of Mr. Hopke as a director of WTI, as announced by WTI on December 9, 1994, again raised the potential for conflicts of interest. Other than the outstanding balance on a note to WTI, however, the only transactions between WTI and the Company at this time are sales in the ordinary course, which accounted for approximately 11% and 9% of AM's gross revenues in fiscal 1993 and 1994, respectively. Neither Dominion nor Mr. Hopke has attempted to influence Company management in the conduct of its relations with WTI, and Company management intends to ensure, by means of the approval of the independent members of the Board of Directors, that any transactions between the Company and WTI are entered into on terms that are no less favorable than could be obtained in transactions with unrelated third parties. The independent members of the Board of Directors will be asked to review and approve every transaction with WTI in excess of $50,000, and where possible will be provided with comparative information as to comparable contracts with unrelated third parties.


LEGAL AND OTHER MATTERS INVOLVING WILSHIRE TECHNOLOGIES, INC., MICHAEL W. CROW AND THE COMPANY

     On March 14, 1994, WTI issued a press release announcing that it was withdrawing a previously published preliminary unaudited earnings report which had reported earnings for the 1993 focal year of $2,057,000 or $.54 per share and that it was likely a substantial loss would be reported for the year. The press release indicated that questions concerning both proper timing and the recognition of certain revenues relating to several significant transactions, including the sale of WTI's OEM Medical Division to AM, had been raised by WTI's auditors. In addition, the press release stated that Michael W. Crow, WTI's Chief Executive Officer, had taken a paid leave of absence pending completion of an investigation of accounting and reporting matters by WTI's Audit Committee.

     WTI issued a subsequent press release on March 28, 1994, announcing an unaudited net loss of $4,532,000 or $1.38 per share for the fiscal year ended November 30, 1993 as compared to the previously announced net earnings of $2,057,000 or $.54 per share. WTI cited a number of reasons for the revision of its

1993 earnings including the reversal of previously reported sales of certain products, the writeoff of all inventory of a certain product and the reversal of gains relating to the sale of WTI's OEM Medical Products Division to AM in November, 1993. WTI stated that it would report gains relating to the sale of its OEM Medical Products Division only to the extent of payments received in the second quarter of fiscal 1994 and thereafter. WTI also announced that it had terminated Mr. Crow as an officer and employee.

     In addition, WTI stated in the press release that it had been named as a defendant along with Mr. Crow in several class action lawsuits filed under the Federal securities laws. Subsequently, in August, 1994, the complaint in such class action suits was refiled to name additional defendants, including the Company. The complaint alleges that the Company has violated Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The Company strongly denies such allegations, and intends to vigorously defend itself against them.


     The Company paid the entire amount of the $1,550,000 short term note of AM to WTI, which constituted a portion of the purchase price of the OEM Medical Products Division, in the second quarter of fiscal 1994. Mr. Crow no longer serves as Chairman of the Board of the Company, although to the best of the Company's knowledge he owns approximately 18.7% of the Company's outstanding Common Stock as of September 15, 1995, and he is no longer a director of WTI. The Company believes that the effect of the above-mentioned legal and other matters involving WTI will be mitigated by Mr. Crow's resignation as Chairman of the Company, but that such matters could have a material adverse effect on the Company's operations or on sales to WTI, which accounted for approximately 11% and 9% of AM's gross revenues in fiscal 1993 and fiscal 1994, respectively.


COMPETITION; OBSOLESCENCE

     The custom materials fabrication industry is highly competitive. Most of AM's competitors, however, are small, privately held companies which generally specialize in only one product or process, and barriers to entry by new market entrants are generally high because most of the products must be produced by customized, proprietary equipment which is designed and/or built in-house. AM competes primarily on the basis of its ability to meet customers' specifications promptly and cost effectively, and on the quality of its products. In addition, the industry in which AM competes has been characterized in recent years by rapid and significant technological changes and frequent new product introductions. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's fabricating techniques or products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. The ability of AM to compete successfully will depend in large measure on its ability to adapt to technological changes in the industry. There can be no assurance that AM will be able to keep pace with the technological demands of the marketplace or successfully enhance its products or develop new products which are in demand by the industry.

     The market in which the Company's Condor subsidiary competes with its specialty sealant products is competitive. Condor competes against one large competitor, which has substantially greater financial, marketing, personnel and other resources than Condor, and three smaller competitors which supply only small segments of the market Condor competes primarily on the basis of the quality and utility of its products rather than on the basis of price.

RELIANCE ON MAJOR CUSTOMERS; REGIONAL BUSINESS


     A substantial portion of AM's revenues have been derived primarily from a limited number of customers. For the fiscal years ended November 30, 1992, 1993 and 1994, sales of AM's products to AM's five largest customers accounted for approximately 58.4%, 45.3%, and 37.3%, respectively, of AM's revenues. AM generally sells its products pursuant to customer purchase orders. There can be no assurance that any such customers will continue to purchase products from AM in the future. AM's largest five customers are in the computer printer, medical disposables, automotive air conditioning, and consumer cleaning supply markets. Management believes that this diversity spreads the risk of dependence upon one market sector. While AM has acquired new customers as well as orders for new products from existing customers, the loss of certain large customers or a decline in the economic prospects of such customers could have an adverse effect on AM's business.


     AM's domestic customers are located primarily in the West, Southwest and Southeast regions of the United States. For bulky, low value products, high freight costs on long distance shipments from AM's Carson and Dallas facilities make it difficult for AM to be competitive in other regions of the United States. For small, value added products, AM competes on a global basis with approximately 40% of AM's current products being in this category. AM has recently initiated a restructuring plan to downsize its Carson facility and to shift part of its operations to its Dallas facility and to a new facility in Portland, Oregon. The restructuring plan has been designed to eliminate excess manufacturing capacity for the Southern California market and shift operations closer to the Company's existing customer base and markets with greater potential.

DEPENDENCE ON MAJOR SUPPLIERS


     AM's two largest suppliers of raw materials are Foamex Engineered Polyurethanes ("Foamex") and Voltek which supplied approximately 25% and 19%, respectively, of AM's raw material requirements in fiscal 1994, and approximately 35% and 15%, respectively, in fiscal 1993. AM has been a customer of Foamex and Voltek for 30 and 20 years, respectively.


     Management believes that the loss of either Foamex or Voltek as a supplier would adversely affect AM's business in the short term (three months) until acceptable alternative raw materials could be approved by customers. Most of AM's other raw materials are readily substitutable so that the loss of a supplier would have little or no impact.

     AM's business is subject to the risk of price fluctuations and periodic shortages of raw materials. AM purchases raw materials pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary raw materials to AM could adversely affect AM's ability to manufacture and deliver products on a timely and competitive basis.

PROPRIETARY RIGHTS; LACK OF PATENT PROTECTION


     None of AM's current manufacturing processes or products are protected by patents. AM relies on proprietary know-how and employs various methods to protect its processes. However, such methods may not afford complete protection, and there can be no assurance that others will not independently develop such processes.


DEPENDENCE UPON KEY PERSONNEL



     The Company's AM subsidiary is dependent upon the efforts and abilities of its senior management. The loss of any of AM's senior management could have an adverse effect on the business and prospects of AM. The Company does not have an employment agreement with any of its senior management. The Company has not obtained any key man life insurance on any of its senior management other than a $500,000 policy on the Company's President and Chief Executive Officer, Steve F. Scott.


POTENTIAL LIABILITY AND INSURANCE; GOVERNMENT REGULATION

     The manufacture of certain industrial products by AM and Condor requires the purchase and use of chemicals and other materials which are or may be classified as hazardous substances. The Company does not maintain environmental impairment insurance. There can be no assurance that the Company will not incur environmental liability or that hazardous substances are not or will not be present at the Company's facilities. The use of hazardous substances is subject to extensive and frequently changing Federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, various state agencies and county and local authorities acting in conjunction with federal and state authorities. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution. The Company believes that it is in substantial compliance with all material Federal, state and local laws and regulations governing its operations and all material licensing or permitting requirements thereunder. Furthermore, amendments to statutes and regulations and the Company's expansion into new areas could require the Company to continually modify or alter methods of operations at costs which could be substantial. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines and injunctions, as well as potential criminal sanctions, which could have an adverse effect on the Company.

LOAN TO COMPANY FROM MICHAEL W. CROW

     On March 25, 1994, Michael W. Crow loaned $787,618 to the Company. The proceeds of the loan were used to pay the unpaid balance of AM's $1,550,000 note to WTI. The loan was evidenced by the Company's unsecured promissory note which provided for payment of interest only on a quarterly basis, at a rate of 1% in excess of a bank's prime rate and payment of principal on March 25, 1997. The note further provided for payments of principal prior to the due date at the rate of 50% of all new equity financing in excess of the first $1,000,000 received by the Company after March 25, 1994. As of August 31, 1994, the note was cancelled and reissued in equal amounts to each of Sandra Crow (Mr. Crow's former spouse) and The Peninsula Group Trust, a grantor trust of which Mr. Crow is a beneficiary.

NO DIVIDENDS CONTEMPLATED ON COMMON STOCK

     To date, no dividends have been paid on the Common Stock, and the Company does not currently anticipate paying any such cash dividends in the foreseeable future, but rather intends to invest profits, if any, in its business.

EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS


     The Company has reserved 1,050,000 shares of Common Stock for issuance upon exercise of options outstanding as of September 15, 1995. In addition, warrants to acquire 905,000 shares of Common Stock were outstanding as of September 15, 1995. During the terms of such options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of Common Stock with resulting dilution in the interest of holders of Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise such options and warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such options and warrants.



IMPACT OF POSSIBLE DELISTING OF SECURITIES FORM NASDAQ SYSTEM; PENNY STOCK REGULATIONS


     The Company's Common Stock is currently quoted on NASDAQ. In order to maintain the Company's NASDAQ listing, the Company must, among other requirements, have at least $2,000,000 in assets, $1,000,000 in capital and surplus, a minimum bid price (subject to certain exceptions) of $1.00 per share and two market-makers. From time to time, the Company has had a bid price below $1.00. The Company does, however, meet the exceptions to such maintenance requirement, because it does have a market value of public float of at least $1,000,000 and did have at least $2,000,000 in capital and surplus.
Accordingly, the Company presently meets the NASDAQ standards for maintenance of its listing. If the Company is unable to maintain the listing criteria, its securities will be subject to delisting from NASDAQ. Trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market on the NASD Electronic Bulletin Board or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, if the Company's securities are delisted from NASDAQ, the securities would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of September 15, 1995, and as adjusted to reflect the sale of the Shares. Except as set forth below, none of the Selling Stockholders is currently an affiliate of the Company, and none of them has had a business relationship with the Company in the past three years.



                                                   MAXIMUM
                                  NUMBER            NUMBER
                                OF SHARES         OF SHARES             SHARES
                               BENEFICIALLY       TO BE SOLD       BENEFICIALLY OWNED
                                OWNED PRIOR       PURSUANT TO       AFTER OFFERING(2)
NAME                          TO OFFERING(1)   THIS PROSPECTUS(1)    NUMBER PERCENT
----                          --------------   ------------------    --------------

Steven Anagnos                     2,500               2,500             _    _
George Anagnos                     2,500               2,500             _    _
Josephine G. Anagnos               2,500               2,500             _    _
Roland J. Beneke                   5,000               5,000             _    _
JoAnne Bertolini                   7,800               7,800             _    _
Leonard and
  Ellen L. Bogner                 15,151              15,151             _    _
Greg T. Buchholz                  14,350              14,350             _    _
Carl Coppola                      15,151              15,151             _    _
Charles Wayne Crow                 4,500               4,500             _    _
Harvey S. Davidson                 3,000               3,000             _    _
Charles E. Davidson              100,000             100,000             _    _
David J. Doerge Trust             15,000              15,000             _    _
Dolphco Partners, L.P.            50,000              50,000             _    _
Bernard Ebbers                   105,000             105,000             _    _
Arthur Giglio                     10,000              10,000             _    _
John and
 Vera-Ellenbernard
 Hathaway                          7,500               7,500             _    _
Edward Lagomarsino                15,151              15,151             _    _
Robert Scott London               30,303              30,303             _    _
Daniel and JoAnne Megna           15,151              15,151             _    _
Boyce W. Meyer                    20,000              20,000             _    _
Morgan L. Miller                  15,151              15,151             _    _
Dan Najor                          6,000               6,000             _    _
Wallis G. Owens                   20,000              20,000             _    _
Stephen J. Patterson, III         10,000              10,000             _    _
Maria Pierce                       2,500               2,500             _    _
John R. Purcell                   50,000              50,000             _    _
A. & S. Kilkin
 Partnership                      30,303              30,303             _    _
Andrea Roon                       15,000              15,000             _    _
Bruce Russell                      5,000               5,000             _    _
Walter S. Schacht                 10,000              10,000             _    _
Jeff A. Schnepper, Esq.            7,576               7,576             _    _
Allan L. Schrager                 15,200              15,200             _    _
Barry Schrager                    10,000              10,000             _    _
SIAR Corp. Money Purchase
  Pension Plan                    22,727              22,727             _    _
Philip W. Sloan                   16,000              16,000             _    _




                                                   MAXIMUM
                                  NUMBER            NUMBER
                                OF SHARES         OF SHARES              SHARES
                               BENEFICIALLY       TO BE SOLD        BENEFICIALLY OWNED
                                OWNED PRIOR       PURSUANT TO       AFTER OFFERING(2)
                              TO OFFERING(1)   THIS PROSPECTUS(1)    NUMBER PERCENT
                              --------------   ------------------    --------------
George and Marilyn
  Somkin                          10,000              10,000             _    _
David P. Steinmann
  Defined Benefit Plan
  & Trust                          2,000               2,000             _    _
Catherine L. Steinmann             2,000               2,000             _    _
David P. Steinmann                 2,000               2,000             _    _
Robert Vaughan                    10,000              10,000             _    _
Edward Weinberger                 10,000              10,000             _    _
Davis Weinstock, II               15,151              15,151             _    _
Edwin L. Weisl, Jr.               15,151              15,151             _    _
Michael W. Crow(3)             1,020,000           1,020,000             _    _
Steve F. Scott(4)                190,000             190,000             _    _
Michael Ledeen(5)                 50,000              50,000             _    _
Michael and Barbara Ledeen(5)     10,000              10,000             _    _
Jerry E. Fullerton(6)             20,000              20,000             _    _
Rowland W. Day II(7)              42,000              42,000             _    _
Day & Campbell(8)                 82,285              82,285             _    _
Caldwell R. Campbell(9)           38,000              38,000             _    _
Eric Meyer                        50,000              50,000             _    _
Weiskopf Silver & Co.             12,000              12,000             _    _
SIAR Corp. Defined Benefit
  Pension Plan                    25,000              25,000             _    _
The American Heritage Fund       200,000             200,000             _    _
Toni Kuebler                       5,000               5,000             _    _
Chester Financial Inc.           100,000             100,000             _    _
The Research Works, Inc.          30,000              30,000             _    _
The Scibelli Trust
  established 3/1/89(10)         204,000             204,000             _    _
Stephen P. Scibelli, Jr.(10)      40,000              40,000             _    _
Price Paschall(11)               160,000             160,000             _    _
David Lasnier(12)                 20,000              20,000             _    _
Fred Piper(12)                     5,000               5,000             _    _
Loi Tran(12)                      10,000              10,000             _    _
Larry Drew(12)                    10,000              10,000             _    _
Jim Sierra(12)                     5,000               5,000             _    _
Becky Austin(12)                   5,000               5,000             _    _
Joseph M. Salvani                 80,000              80,000             _    _
Discovery Partners L.P.           50,000              50,000             _    _
Walter S. Grossman                80,000              80,000             _    _
Susan J. Bender                   20,000              20,000             _    _
Perry J. Scheer                   20,000              20,000             _    _
Dominion Capital, Inc.(13)     3,215,000           3,215,000             _    _
Crow Family Trust(14)            200,000             200,000             _    _
The Peninsula Group
  Trust(14)                      500,000             500,000             _    _





                                                   Maximum
                                  Number            Number
                                of Shares         of Shares              Shares
                               Beneficially       to be Sold        Beneficially Owned
                                Owned Prior       Pursuant to       AFTER OFFERING(2)
                              TO OFFERING(1)   THIS PROSPECTUS(1)    NUMBER PERCENT
                              --------------   ------------------    --------------
Sandra Crow(15)                  500,000             500,000             _    _
Myron & Donna Goldstein JT         2,286               2,286             _    _
J&E Retirement Plan               22,857              22,857             _    _
Robert Goldfarb IRA               11,429              11,429             _    _
Erwin Ephron Profit Sharing
 Keogh                             9,143               9,143             _    _
Bellport Animal Retirement        11,429              11,429             _    _
Bruce Allen                        4,571               4,571             _    _
Michael Ferrigno Family Trust      4,114               4,114             _    _
Richard Richter IRA                6,171               6,171             _    _
Anthony Giordano
  Rosemarie Giordano               2,286               2,286             _    _
Physical Therapy Home
  & Office Services P.C.           5,714               5,714             _    _
Kania O'Brien                      6,957               6,957             _    _
Richard Martino                   13,913              13,913             _    _
Joseph Angelo IRA                  3,061               3,061             _    _
Joan M. Rowley                     6,957               6,957             _    _
James Cots-UGMA-Maria L.
  Ramirez-Cots Custodian           2,226               2,226             _    _
Mark Cots-UGMA-Maria L.
  Ramirez-Cots Custodian           2,226               2,226             _    _
Christine Cots-UGMA-Maria L.
  Ramirez-Cots Custodian           2,226               2,226             _    _
Richard Richter & Joan Richter     5,565               5,565             _    _
Jim Jedrlinic                      5,565               5,565             _    _
Patrick Calabria IRA Rollover      2,783               2,783             _    _
Gary and Doris Valiska(16)        41,981              41,981             _    _
Milton Fandrich(16)               13,994              13,994             _    _
Tansa Group                       60,000              60,000             _    _
William J. Hopke(17)              20,000              20,000             _    _
Allan H. Meltzer(18)              20,000              20,000             _    _

Total:                         8,028,054           8,028,054

-------------------
(1)  Includes, with respect to the following persons, the following number of shares which may be acquired through the exercise of stock options:
     Michael W. Crow (20,000); William J. Hopke (20,000); Allan H. Meltzer
     (20,000); Michael Ledeen (10,000); Steve F. Scott (190,000); Price Paschall
     (160,000); Chester Financial, Inc. (100,000); Eric Meyer (50,000); Rowland
     W. Day II (42,000); Stephen P. Scibelli, Jr. (40,000); Caldwell R. Campbell
     (28,000); Jerry E. Fullerton (20,000); David Lasnier (20,000); Larry Drew
     (10,000); Loi Tran (10,000); Fred Piper (5,000); Jim Sierra (5,000); Becky
     Austin (5,000); and Tansa Group (60,000).  Also includes, with respect to the following persons, the following number of shares which may be acquired through the exercise of a warrant: The Research Works, Inc. (30,000); and
     Dominion Capital, Inc. (875,000).  Also includes, with respect to the following persons, the following number of shares which may be acquired upon the conversion of 7-1/2% convertible debentures: Myron

                                      -13-


     & Donna Goldstein JT (2,286); J&E Retirement Plan (22,857); Robert Goldfarb
     IRA (11,429); Erwin Ephron Profit Sharing Keogh (9,143); Bellport Animal
     Retirement(11,429); Bruce Allen (4,571); Michael Ferrigno Family Trust
     (4,114); Richard Richter IRA (6,171); Anthony Giordano & Rosemary Giordano
     (2,286); Physical Therapy Home & Office Services P.C. Defined(5,714);
     Kania, O'Brien (6,957); Richard Martino (13,913); Joseph Angelo IRA
     (3,061); Joan M. Rowley (6,957); James Cots-UGMA-Maria L. Ramirez-Cots
     Custodian (2,226); Mark Cots-UGMA-Maria L. Ramirez-Cots Custodian (2,226);
     Christine Cots-UGMA-Maria L. Ramirez-Cots Custodian (2,226); Richard
     Richter & Joan Richter (5,565); Jim Jedrlinic (5,565); Patrick Calabria IRA
     Rollover (2,783).

(2) Assumes the sale of all shares covered by this Prospectus. There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

(3)  Mr. Crow is the former Chairman of the Board of the Company.

(4) Mr. Scott is a director, secretary, President and Chief Executive Officer of the Company.

(5)  Mr. Ledeen is a director of and acts as a consultant to the Company.

(6)  Mr. Fullerton is the Vice President and Controller of the Company.

(7) Mr. Day served as a director of the Company from October, 1986 through September 3,1993. Mr. Day is a member of the law firm of Day & Campbell, which has provided legal services to the Company in the past.

(8) Day & Campbell has provided legal services to the Company in the past. The shares were acquired after March 31, 1994 as payment of legal fees.

(9) Mr. Campbell is a member of the law firm of Day & Campbell, which has provided legal services to the Company in the past.

(10) Mr. Scibelli served as a director of the Company from January 26, 1994 to February 28, 1994, acts as a consultant to the Company, and was an owner of Wilshire Foam Products, Inc., a predecessor of the Company.

(11)      Mr. Paschall is a director of and acts as a consultant to the Company.

(12)      An employee of the Company.

(13) As of the date of this Prospectus, Dominion is the record owner of approximately 32% of the Company's outstanding Common Stock, including 840,000 shares issuable upon exercise of warrants held by Dominion Capital, Inc. Dominion has advised the Company, however, that it has contributed such securities to a limited liability company, Trilon in exchange for a non-voting Class B membership interest in Trilon. In a Schedule 13D filing dated June 30, 1995,
          Dominion disclaims indirect beneficial ownership in such shares of the Company's common stock contributed to Trilon. Mr. William J.
          Hopke, a director of the Company, is formerly an officer of Dominion and is now an officer of Trilon.

(14)      Michael W. Crow, former Chairman of the Board, is a beneficiary of The
          Crow Family Trust and of The Peninsula Group Trust

(15)      Sandra Crow is the former spouse of Michael W. Crow.

                                      -14-


(16) Messrs. Valiska and Fandrich are officers of the Company's Condor subsidiary.

(17)      Mr. Hopke is the Chairman of the Board of Directors of the Company.

(18)      Dr. Meltzer is a director of the Company.



                              PLAN OF DISTRIBUTION


          The Shares will be offered and sold by the Selling Stockholders for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. The Company agreed to bear the expenses of the registration of the Shares, including legal and accounting fees, and such expenses were estimated to be $284,745.


          The Selling Stockholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

          The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

          The Company has informed the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market and has furnished each Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus.

          Selling Stockholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


     The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of Common Stock, par value $.001 per share, of which 9,173,541 were outstanding as of September 15, 1995. All outstanding shares of Common Stock, including the Shares offered hereby, are fully paid and nonassessable. All Shares to be issued upon due and proper exercise of outstanding options and warrants, assuming full payment of the exercise price in connection therewith, will be fully paid and nonassessable. Holders of Common Stock have no preemptive, redemption or conversion rights, and are entitled to one vote for each share held on each matter submitted to a vote of stockholders. Cumulative voting for the election of directors is not permitted so that holders of more than 50% of the outstanding Common Stock can elect all of the directors.
Subject to preferences that may be applicable to any outstanding preferred stock, holders of the Company's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and in liquidation proceedings.


PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of Preferred Stock, par value $.001 per share. None of the Company's Preferred Stock is issued and outstanding. The Company's Board of Directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The Preferred Stock, if and when issued, will likely carry rights superior to those of the Common Stock.

DEBENTURES

     The Company has issued convertible debentures in the aggregate principal amount of $535,000 which bear interest at the rate of 7-1/2% per annum (the "Debentures"). The Debentures are convertible into shares of the Company's Common Stock at the initial conversion rate for each of the Debentures of 125% of the closing bid price of the Common Stock on the day prior to the day of sale of the respective Debentures. The term of the Debentures is 10 years. The Debentures may be pre-paid, in whole or in part, after 18 months from the issue date, but not before, upon 20 days' prior notice, at a price equal to the face value of the Debenture plus accrued and unpaid dividends to the payment date. The Company has the right to require conversion of the Debentures after 18 months from the issue date, if the average closing bid or sale price per share of Common Stock, for a period of 10 consecutive trading days, equals or exceeds 150% of the closing bid price for the Common Stock on the day prior to the day of sale of the respective Debentures. The holders of the Debentures have no voting rights. The Debentures have not been registered under the Act; however, the Company has agreed to register the shares of Common Stock underlying the Debentures. The Company has terminated its Debenture offering and has no present plans to offer or sell any additional debentures. The proceeds from the sale of the Debentures were used to reduce payables and for general corporate purposes.

WARRANTS


     The Company has issued warrants to Dominion Capital, Inc. to purchase 840,000 shares of Common Stock at an exercise price of $2.98 per share. The warrants are exercisable for a period of five years from March 25, 1994. The warrants may be redeemed by the Company at any time upon 30 days' prior notice if the closing price of the Company's Common Stock as reported on NASDAQ equals or exceeds 150% of the exercise price for at least seven trading days. The Company has also issued warrants to Dominion Capital, Inc. to purchase 35,000 shares of the Common Stock at an exercise price of $.90 per share, exercisable until September 30, 1999. Dominion Capital, Inc. has advised the Company that it has contributed all such warrants to a limited liability company named Trilon Dominion Partners, L.L.C. ("Trilon") in exchange for a non-voting Class B membership interest in Trilon.

     The Company has also issued warrants to The Research Works, Inc. to purchase 30,000 shares of Common Stock at an exercise price of $5.50 per share. The warrants are exercisable for a period of three years from August 10, 1993.

TRANSFER AGENT

     The Transfer Agent and Registrar with respect to the Company's Common Stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS


     The validity of the Common Stock offered hereby has been passed upon for the Company by Day & Campbell, 3070 Bristol Street, Suite 650, Costa Mesa, California 92626.


                                     EXPERTS


     The audited financial statements of the Company as of November 30, 1994 and for each of the years in the two year period then ended appearing in the Company's Annual Report on Form 10-KSB, as amended, for the year ended
November 30, 1994, have been audited by Corbin & Wertz, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


      Registration fee                            $ 13,245
      Blue Sky fees and expenses                     7,500
      Legal fees and expenses                      205,000
      Accounting fees and expenses                  42,000
      Printing                                      12,000
      Miscellaneous                                  5,000
                                                   -------
      TOTAL                                       $284,745

--------------------

(1)   All of the above expenses except the SEC registration fee are estimated.
All of the above expenses will be, or have been, paid by the Company.





Item 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Bylaws and Section 78.751 of the Nevada Revised Code provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with actions, suits or proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.



Item 16. EXHIBITS

2.1 Agreement and Plan of Reorganization dated April 21, 1993 between Far West Ventures, Inc. (now known as Advanced Materials Group, Inc.), Wilshire Advanced Materials, Inc., and the stockholders of Wilshire Advanced Materials, Inc. *

4.1 Articles of Incorporation of Advanced Materials Group, Inc. (formerly known as Far West Ventures, Inc.). *

4.2       Certificate of Amendment of Incorporation of Advanced Materials Group,
          Inc. *

4.3       Bylaws, as amended, of Advanced Materials Group, Inc. *

5.1       Opinion of Day & Campbell**


23.1 Consent of Corbin & Wertz.


23.2 Consent of Day & Campbell, included in Exhibit 5.1.**

24.  Power of Attorney.***


-----------------------------

* FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION STATEMENT ON FORM SB-2 DATED DECEMBER 6, 1993 (REGISTRATION NO. 33-72500) (THE "REGISTRATION STATEMENT").
**        FILED AS AN EXHIBIT TO PRE-EFFECTIVE AMENDMENT NO. 6, DATED
          JANUARY 17, 1995, TO THE REGISTRATION STATEMENT.
*** APPEARS ON THE SIGNATURE PAGE OF POST-EFFECTIVE AMENDMENT NO. 2, DATED SEPTEMBER 20, 1995, TO THE REGISTRATION STATEMENT.

17.  UNDERTAKINGS

     A.   SUPPLEMENTARY AND PERIODIC INFORMATION, DOCUMENTS AND REPORTS

          Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section

     B. ITEM 512 UNDERTAKING WITH RESPECT TO RULE 415 UNDER THE SECURITIES ACT OF 1933

          The undersigned Registrant hereby undertakes:

               (1) To file, any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


                    Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.


               (2) That, for the purpose of determining any liability under the Securities Act of 1993, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof,

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     C.   INDEMNIFICATION

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public, policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D.   ITEM 512 UNDERTAKING WITH RESPECT TO RULE 430A

     The undersigned registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering thereof.


     E.   FILINGS INCORPORATING CERTAIN EXCHANGE ACT DOCUMENTS BY REFERENCE

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the issuer's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Dominguez, State of California on September 28, 1995.


                              ADVANCED MATERIALS GROUP, INC.


                              By:       /s/ Steve F. Scott
                                    ----------------------------------
                                    Steve F. Scott, President and Chief
                                    Executive Officer

                                POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



  /s/ Steve F. Scott                                        September 28, 1995
--------------------------------------------------------
Steve F. Scott, President and Chief Executive Officer
(Principal Executive Officer), Secretary and Director


  /s/ Jerry E. Fullerton                                    September 28, 1995
--------------------------------------------------------
Jerry E. Fullerton (Principal Accounting Officer)


  /s/ William J. Hopke*                                     September 28, 1995
--------------------------------------------------------
William J. Hopke, Chairman and Director


  /s/ N. Price Paschall*                                    September 28, 1995
--------------------------------------------------------
N. Price Paschall, Director


  /s/ Michael A. Ledeen*                                    September 28, 1995
--------------------------------------------------------
Michael A. Ledeen, Director


  /s/ Allan H. Meltzer*                                     September 28, 1995
--------------------------------------------------------
Allan H. Meltzer, Director


*By:  /s/ Steve F. Scott
--------------------------------------------------------
Steve F. Scott
As Agent and Attorney-in-fact